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Exhibit 5.5

Board of Directors
Harvest Operations Corp
Calgary, Alberta

Gentlemen:

        With respect to the subject registration statement being filed by Harvest Energy Trust on December 23, 2004, we acknowledge our awareness of the use therein of our compilation report relating to the pro forma consolidated statements of income of Harvest Energy Trust for the year ended December 31, 2003 and the nine month period ended September 30, 2004 and our Comments for United States readers on differences between Canadian and United States reporting standards, both dated December 23, 2004.

        We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP
Chartered Accountants

Calgary, Canada
December 23, 2004

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  Exhibit 5.5